Exhibit 99.1

CONTACT:	Corporate Communications 404-715-2554 news archive at news.delta.com Investor Relations 404-715-2170

Delta Reports Financial and Operating Performance for October 2013

ATLANTA, Nov. 4, 2013 – Delta Air Lines (NYSE: DAL) today reported financial and operating performance for October 2013.

Consolidated passenger unit revenue (PRASM) for the month of October increased 2.0% year over year, driven by strong trans-Atlantic performance and business demand in Delta's Atlanta and New York hubs. The year over year change in unit revenues was affected by $25 million of revenue loss from the government shutdown, Superstorm Sandy's impact in the prior year, and yen devaluation. Each of these factors pressured unit revenue by approximately one percentage point apiece.

Delta completed 99.9 percent of its flights in October and ran an on-time arrival rate of 91.4 percent.

The company’s financial and operating performance is detailed below.

Preliminary Financial and Operating Results
October consolidated PRASM change year over year	2.0%
Projected December quarter fuel price per gallon, adjusted	$3.03 - $3.08
October mainline completion factor	99.9%
October on-time performance (preliminary DOT A14)	91.4%

Note: Fuel price includes taxes, transportation, settled hedges, hedge premiums and refinery impact, but excludes mark to market adjustments on open hedges.

Delta Air Lines serves more than 160 million customers each year. Delta was named by Fortune magazine as the most admired airline worldwide in its 2013 World’s Most Admired Companies airline industry list, topping the list for the second time in three years. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 314 destinations in 58 countries on six continents. Headquartered in Atlanta, Delta employs nearly 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Minneapolis-St. Paul, New York-LaGuardia, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. Delta is investing more than $3 billion in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Additional information is available on delta.com, Twitter @Delta, Google.com/+Delta and Facebook.com/delta

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the availability of aircraft fuel; the impact of posting collateral in connection with our fuel hedge contracts; the impact of significant funding obligations with respect to defined benefit pension plans; the impact that our indebtedness may have on our financial and operating activities and our ability to ncur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our dependence on technology in our operations; disruptions or security breaches of our information technology infrastructure; the ability of our credit card processors to take significant holdbacks in certain circumstances; the possible effects of accidents involving our aircraft; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third party regional carriers; failure or inability of insurance to cover a significant liability at the Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain management and key employees; our ability to use net operating losses to offset future taxable income; competitive conditions in the airline industry; the effects of extensive government regulation on our business; the effects of terrorist attacks; the effects of the rapid spread of contagious illnesses; and the costs associated with insurance.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012 and our quarterly report on Form 10-Q for the quarterly period ended September 30, 2013.  Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of November 4, 2013, and which we have no current intention to update.

	Monthly Traffic Results (a)				Year to Date Traffic Results (a)

	Oct 2013	Oct 2012	Change		Oct 2013	Oct 2012	Change

RPMs (000):
Domestic	9,670,334	9,692,506	(0.2%)		96,589,954	96,880,845	(0.3%)
Delta Mainline	7,755,832	7,747,861	0.1%		78,144,675	77,122,629	1.3%
Regional	1,914,502	1,944,645	(1.6%)		18,445,279	19,758,216	(6.6%)
International	6,588,484	6,338,344	3.9%		68,455,010	66,849,046	2.4%
Latin America	1,123,734	949,601	18.3%		12,664,541	11,500,287	10.1%
Delta Mainline	1,111,230	937,030	18.6%		12,500,164	11,362,574	10.0%
Regional	12,504	12,571	(0.5%)		164,378	137,713	19.4%
Atlantic	3,464,155	3,385,503	2.3%		34,895,213	34,606,859	0.8%
Pacific	2,000,594	2,003,240	(0.1%)		20,895,255	20,741,900	0.7%
Total System	16,258,817	16,030,850	1.4%		165,044,964	163,729,891	0.8%

ASMs (000):
Domestic	11,772,469	11,443,382	2.9%		115,910,340	114,816,347	1.0%
Delta Mainline	9,302,742	9,029,498	3.0%		92,069,534	89,956,373	2.3%
Regional	2,469,727	2,413,884	2.3%		23,840,807	24,859,974	(4.1%)
International	7,847,088	7,502,539	4.6%		80,501,617	80,202,927	0.4%
Latin America	1,369,880	1,158,051	18.3%		15,103,829	14,128,390	6.9%
Delta Mainline	1,353,636	1,139,875	18.8%		14,891,134	13,923,970	6.9%
Regional	16,244	18,176	(10.6%)		212,695	204,420	4.0%
Atlantic	4,035,231	3,936,109	2.5%		40,670,744	41,081,281	(1.0%)
Pacific	2,441,977	2,408,379	1.4%		24,727,043	24,993,256	(1.1%)
Total System	19,619,557	18,945,921	3.6%		196,411,957	195,019,274	0.7%

Load Factor:
Domestic	82.1%	84.7%	(2.6)	pts	83.3%	84.4%	(1.1)	pts
Delta Mainline	83.4%	85.8%	(2.4)	pts	84.9%	85.7%	(0.8)	pts
Regional	77.5%	80.6%	(3.1)	pts	77.4%	79.5%	(2.1)	pts
International	84.0%	84.5%	(0.5)	pts	85.0%	83.3%	1.7	pts
Latin America	82.0%	82.0%	0.0	pts	83.8%	81.4%	2.4	pts
Delta Mainline	82.1%	82.2%	(0.1)	pts	83.9%	81.6%	2.3	pts
Regional	77.0%	69.2%	7.8	pts	77.3%	67.4%	9.9	pts
Atlantic	85.8%	86.0%	(0.2)	pts	85.8%	84.2%	1.6	pts
Pacific	81.9%	83.2%	(1.3)	pts	84.5%	83.0%	1.5	pts
Total System	82.9%	84.6%	(1.7)	pts	84.0%	84.0%	0.0	pts

Mainline Completion Factor	99.9%	98.0%	1.9	pts

Passengers Boarded	14,076,001	14,055,335	0.1%		138,768,505	139,122,511	(0.3%)

Cargo Ton Miles (000):	216,692	202,652	6.9%		1,960,396	1,998,084	(1.9%)

[a] Results include flights operated under contract carrier arrangements